                                                                     EXHIBIT 4.2

                             FOUNDERS NON-QUALIFIED
                             STOCK OPTION AGREEMENT

This agreement is made this ___th day of ___________, 199__ in Boise, ID, by and between Apexx Technology, Inc., an Idaho Corporation ("Apexx") and _________________________, (the "Optionee").

       Whereas, the Optionee has provided valuable services to Apexx, and Apexx considers it desirable and in its best interest that the Optionee be given an added incentive to advance the interests of Apexx.

       Now, therefore, in consideration of the mutual promises herein contained, the parties agree as follows:

       1. Grant of Option. Apexx agrees to transfer to the Optionee an option to purchase ____________ shares of the common stock of Apexx.

       2. Nonassignability. The options granted hereunder shall not be assigned or transferable.

       3. Exercise. Each option may be exercised in whole or in part at any time within ten (10) years from the date of issue by Apexx. Optionee must exercise at least 1000 shares of this option at any one time.

       4. Adjustments. The number of shares subject to each option shall be proportionately adjusted for any change in the stock structure of Apexx because of share dividends, recapitalizations, reorganizations, mergers, or other restructuring.

       5. Purchase Price. The price at which shares may be purchased under each option is _____ cents ($0.__) per share.

       6. Death of Optionee. In the event of the death of the Optionee, his personal representative may exercise such option at any time within one (1) year after his death. Notwithstanding the foregoing, in no event shall an option be exercised after ten (10) years of the date of issue.

       7. Benefit. This Stock Option Agreement and the covenants and conditions herein contained shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

       8. Applicable Law. This Stock Option Agreement has been executed by the parties in Idaho, and shall be governed by and construed in accordance with the laws thereof.

       IN WITNESS WHEREOF, the parties have signed this Stock Option Agreement as of the day first above written.



                                  APEXX TECHNOLOGY, INC.


                                  By
                                    --------------------------------------
                                       Thomas B. Loutzenheiser, President


                                  By
                                    --------------------------------------
                                         Gayl Loutzenheiser, Secretary


                                  OPTIONEE:

                                  ----------------------------------------